Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 13, 2012, with respect to the financial statements of Plesk Corp. contained in the Amended Registration Statement and Prospectus of Plesk Corp.  We hereby consent to the use of the aforementioned report in the Amended Registration Statement and Prospectus, and to the use of our name as it appears under the heading “Experts.”

D. Brooks and Associates CPA’s, P.A.
West Palm Beach, FL
January 28, 2013